News Release

Patrick Industries, Inc. Reports Fourth Quarter and Full Year 2025 Financial Results and Declares Quarterly Cash Dividend
ELKHART, IN, February 5, 2026 – Patrick Industries, Inc. (NASDAQ: PATK) ("Patrick" or the "Company"), a leading component solutions provider for the Outdoor Enthusiast and Housing markets, today reported financial results for the fourth quarter and year ended December 31, 2025.

Fourth Quarter and Full Year 2025 Highlights (compared to Fourth Quarter and Full Year 2024 unless otherwise noted)
•Net sales increased 9% to $924 million for the fourth quarter and increased 6% to $4.0 billion for the full year. The growth in net sales was primarily driven by organic content gains and acquisitions in our Outdoor Enthusiast markets.
•Operating income for the fourth quarter increased 45% to $57 million; operating margin was 6.2%. On a full-year basis, operating income increased 7% to $276 million; operating margin was 7.0%.
•Adjusted operating margin1 for the fourth quarter increased 110 basis points to 6.3%. For the full year, adjusted operating margin1 was 7.0% compared to 7.2% in 2024.
•Net income increased 100% to $29 million for the fourth quarter, and for the full year, net income was $135 million compared to $138 million in 2024. Adjusted net income1 increased 63% to $30 million for the fourth quarter and increased 5% to $154 million for the full year.
•Diluted earnings per share (EPS) for the fourth quarter and full year was $0.83 and $3.90, respectively. Adjusted diluted EPS1 increased 62% to $0.84 in the fourth quarter and increased 2% to $4.44 for the full year.
•Adjusted diluted EPS for the fourth quarter and full year include the dilutive impact of the Company's convertible notes and related warrants of $0.06 per share and $0.26 per share, respectively, compared to $0.02 and $0.10, respectively, in the prior year periods.
•Fourth quarter adjusted EBITDA1 grew 17% to $105 million and adjusted EBITDA margin1 of 11.4% increased 80 basis points. Full year 2025 adjusted EBITDA1 increased 4% to $468 million, and adjusted EBITDA margin1 was 11.8% compared to 12.2% in 2024.
•Free cash flow1 in 2025 was $246 million compared to $251 million in 2024. Patrick returned $87 million to shareholders in 2025 in the form of dividends and share repurchases; the Company increased its regular quarterly dividend by 17.5% in the fourth quarter.
•Completed the acquisitions of Quality Engineered Services ("QES") and Egis Group, LLC ("Egis") in the fourth quarter. For the full year, capital deployed for acquisitions was $122 million.
•Total net liquidity was $818 million at the end of the fourth quarter; total net leverage ratio was 2.6x, down from 2.8x at the end of the third quarter of 2025.

“Our resilient fourth quarter results were driven by our team's continued execution on both organic and strategic growth initiatives as well as our disciplined operating execution and customer-first focus,” said Andy Nemeth, Chief Executive Officer. “We continued to gain new business and expand content, while advancing our full-solutions model and aftermarket platform through strategic acquisitions and ongoing investment in innovation and automation. Our strong balance sheet and consistent cash flow generation enabled us to reinvest in the business, pursue accretive acquisitions, and return capital to shareholders. As we look ahead, we remain focused on the partnership with our customers and delivering the most innovative, cost-effective solutions, leveraging our operating model, reinvesting our cash flows back into the business, and continued investment in the capabilities and people that differentiate Patrick and support our sustainable, long-term profitable growth.”

Fourth quarter net sales increased 9% to $924 million compared to $846 million in the fourth quarter of 2024. The improvement in net sales reflected higher revenue in each of the Company's Outdoor Enthusiast end markets driven by market share gains and the contribution of acquisitions, partially offset by lower Housing revenue.

Operating income of $57 million increased $18 million, or 45%, compared to the fourth quarter of 2024. Operating margin increased 150 basis points to 6.2%. Adjusted operating margin1 increased 110 basis points to 6.3% compared to the same period last year.
Net income was $29 million in the fourth quarter of 2025, an increase of 100% compared to the same period last year. Diluted earnings per share increased 98% to $0.83 compared to the prior year period. Adjusted net income1 increased 63% to $30 million and adjusted diluted EPS1 increased 62% to $0.84 per diluted share versus the prior year period. Adjusted diluted EPS1 included the estimated dilutive impact of our convertible notes and related warrants of $0.06 per share in the fourth quarter compared to $0.02 in the prior year period. Adjusted EBITDA1 for the fourth quarter increased 17% to $105 million and adjusted EBITDA margin1 increased 80 basis points to 11.4% versus the same period last year.

Jeff Rodino, President, said, “Throughout the fourth quarter, OEMs and dealers in our Outdoor Enthusiast markets maintained disciplined production and inventory levels, positioning themselves well for any potential retail inflection in our markets. Our team's close collaboration with customers through a busy model-year changeover season drove meaningful content growth and enabled us to outperform broader industry trends across each of our end markets. We completed five acquisitions in 2025, including two in the fourth quarter that reinforce and strengthen our marine electrical full-solutions platform."

Fourth Quarter 2025 Revenue by Market Sector (compared to Fourth Quarter 2024 unless otherwise noted)
RV (43% of Revenue)
•Revenue of $392 million increased 10% while wholesale RV industry unit shipments decreased 3%.
•Full-year content per wholesale RV unit increased 7% to $5,190. Compared to the trailing twelve-month period through the third quarter of 2025, content per wholesale RV unit increased 3%.

Marine (16% of Revenue)
•Revenue of $150 million increased 24% while estimated wholesale powerboat industry unit shipments decreased 1%.
•Full-year estimated content per wholesale powerboat unit increased 11% to $4,327. Compared to the trailing twelve-month period through the third quarter of 2025, content per wholesale powerboat unit increased 5%.

Powersports (12% of Revenue)
•Revenue of $109 million increased 39%, driven by the continued growth of Patrick's attachment rates on premium utility vehicles and a recovery in utility vehicle wholesale unit shipments.

Housing (29% of Revenue, comprised of Manufactured Housing ("MH") and Industrial)
•Revenue of $272 million decreased 5%; wholesale MH industry unit shipments decreased 10%; estimated total housing starts decreased 10%.
•Full-year content per wholesale MH unit was flat at $6,633. Compared to the trailing twelve-month period through the third quarter of 2025, content per wholesale MH unit decreased 1%.

Full Year 2025 Results
Net sales increased 6% on a year-over-year basis to $4.0 billion, as revenue increased in each of the Company's end markets driven primarily by organic content gains and acquisitions. RV revenue increased 9%

to $1.8 billion, Marine revenue improved 6% to $606 million, Powersports revenue grew 9% to $384 million and Housing revenue increased 1% to $1.2 billion.
Operating income of $276 million increased 7% compared to 2024 and operating margin was 7.0% compared to 6.9% last year. Adjusted operating margin1 was 7.0%, a decrease of 20 basis points compared to 2024.
Net income was $135 million in 2025 compared to $138 million in 2024, while diluted EPS was $3.90 compared to $4.11 in the prior year. Adjusted net income1 increased 5% to $154 million and adjusted diluted EPS1 increased 2% to $4.44 versus the prior year period. Adjusted diluted EPS included the estimated dilutive impact of our convertible notes and related warrants of $0.26 per share in 2025 compared to $0.10 in the prior year. Adjusted EBITDA1 for 2025 increased 4% to $468 million and adjusted EBITDA margin1 of 11.8% decreased 40 basis points versus 2024.
Balance Sheet, Cash Flow and Capital Allocation
Cash provided by operations for 2025 was $329 million compared to $327 million in 2024. Purchases of property, plant and equipment for 2025 totaled $83 million, reflecting targeted automation projects and other investments in the business, including innovative digital capabilities that support Patrick's operational efficiency and position us as a supplier of choice. For the year, business acquisitions totaled $122 million, primarily related to the acquisitions of Elkhart Composites, Medallion Instrumentation Systems, Lillipad Marine, QES, and Egis. Free cash flow1 was $246 million in 2025 compared to $251 million in 2024.
In the fourth quarter, Patrick's Board of Directors authorized an increase of 17.5% in the Company's regular quarterly cash dividend, resulting in the payment of approximately $15 million in cash dividends to shareholders during the period. For the full year, and in alignment with our capital allocation strategy, we returned $87 million to shareholders, including the opportunistic repurchase of approximately 377,600 shares for a total of $32 million and $55 million in cash dividends.

Our total debt at the end of the fourth quarter of 2025 was approximately $1.3 billion, resulting in a total net leverage ratio of 2.6x (as calculated in accordance with our credit agreement). Available liquidity, comprised of borrowing availability under our senior credit facility and cash on hand, was approximately $818 million.
Business Outlook and Summary
"We remain optimistic about our markets and the potential for positive inflection while maintaining a disciplined cost structure, enabling us to pivot and deliver the scalability and quality-service value proposition our customers need,” continued Mr. Nemeth. “As we enter 2026, our team is well positioned to execute and scale quickly as market conditions evolve, delivering value to customers across all demand environments. Our strong cash flows and liquidity provide flexibility to drive our capital allocation strategy and advance key strategic priorities: acquisitions, organic growth through innovative and cost-effective full component solutions, expanding our aftermarket presence, automation initiatives, and further strengthening our partnership with our customers through the efforts of our Advanced Product Group. These objectives strengthen the long-term earnings power of our business and position us to drive profitable, organic growth that exceeds end market demand."

1 See additional information at the end of this release regarding non-GAAP financial measures.

Quarterly Cash Dividend
On February 2, 2026, the Company's Board of Directors declared a quarterly cash dividend of $0.47 per share of common stock. The dividend is payable on March 9, 2026, to shareholders of record at the close of business on February 23, 2026.
Conference Call Webcast
As previously announced, Patrick Industries will host an online webcast of its fourth quarter 2025 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “Investors,” on Thursday, February 5, 2026 at 10:00 a.m. Eastern time. In addition, a supplemental earnings presentation can be accessed on the Company’s website, www.patrickind.com under “Investors.”
About Patrick Industries, Inc.
Patrick (NASDAQ: PATK) is a leading component solutions provider serving original equipment manufacturers and aftermarket customers in the RV, Marine, Powersports and Housing markets. Since 1959, Patrick has empowered manufacturers and outdoor enthusiasts to achieve next-level recreation experiences. Our customer-focused approach brings together design, manufacturing, distribution, and transportation in a full solutions model that defines us as a trusted partner. Patrick is home to more than 85 leading brands, all united by a commitment to quality, customer service, and innovation. Headquartered in Elkhart, IN, Patrick employs more than 10,000 skilled team members throughout the United States. For more information on Patrick, our brands, and products, please visit www.patrickind.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are forward-looking in nature. The forward-looking statements are based on current expectations and our actual results may differ materially from those projected in any forward-looking statement. There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. Factors that could cause actual results to differ materially from those in forward-looking statements included in this press release include, without limitation: adverse economic and business conditions, including cyclicality and seasonality in the industries we sell our products and inflationary pressures; the financial condition of our customers or suppliers; the loss of a significant customer; changes in consumer preferences; declines in the level of unit shipments or reduction in growth in the markets we serve; the availability of retail and wholesale financing for RVs, watercraft and powersports products, and residential and manufactured homes; pricing pressures due to competition; costs and availability of raw materials, commodities and energy and transportation; supply chain issues, including financial problems of manufacturers, dealers or suppliers and shortages of adequate materials or manufacturing capacity; the challenges and risks associated with doing business internationally; challenges and risks associated with importing products, such as the imposition of duties, tariffs or trade restrictions, changes in international trade relationships or governmental policies, including the imposition of price caps, or the imposition of trade restrictions or tariffs on any materials or products used in the operation of our business; the ability to manage our working capital, including inventory and inventory obsolescence; the availability and costs of labor and production facilities and the impact of labor shortages; fuel shortages or high prices for fuel; any interruptions or disruptions in production at one of our key facilities; challenges with integrating acquired businesses; the impact of the consolidation and/or closure of all or part of a manufacturing or distribution facility; an impairment of assets, including goodwill and other long-lived assets; an inability to attract and retain qualified executive officers and key personnel; the effects of union organizing activities; the impact of governmental and environmental regulations, and our inability to comply with them; changes to federal, state, local or certain international tax regulations; unusual or significant litigation, governmental investigations, or adverse publicity arising out of alleged defects in products, services, perceived environmental impacts, or otherwise; public health emergencies or pandemics, such as the COVID-19 pandemic; our level of indebtedness; our inability to comply with the covenants contained in our senior secured credit facility; an inability to access capital when needed; the settlement or conversion of our notes; fluctuations in the market price for our common stock; an inability of our information technology systems to perform adequately; any disruptions in our business due to an IT failure, a cyber-incident or a data breach; any adverse results from our evaluation of our internal controls over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002; certain provisions in our Articles of

Incorporation and Amended and Restated By-laws that may delay, defer or prevent a change in control; adverse conditions in the insurance markets; and the impact on our business resulting from wars and military conflicts, such as war in Ukraine and evolving conflict in the Middle East.
The Company does not undertake to publicly update or revise any forward-looking statements. Information about certain risks that could affect our business and cause actual results to differ from those expressed or implied in the forward-looking statements are contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2024, and in the Company's Forms 10-Q for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov. In addition, future dividends are subject to Board approval. Each forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date on which it is made.

Contact:
Steve O'Hara
Vice President of Investor Relations
oharas@patrickind.com
574.294.7511

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Fourth Quarter Ended		Year Ended
(in thousands, except per share data)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net sales	$924,168	$846,123	$3,950,773	$3,715,683
Cost of goods sold	711,495	658,896	3,037,913	2,879,793
Gross profit	212,673	187,227	912,860	835,890

Operating Expenses:
Warehouse and delivery	42,863	41,768	177,969	155,821
Selling, general and administrative	88,429	81,137	361,588	325,754
Amortization of intangible assets	23,976	24,730	97,314	96,275
Total operating expenses	155,268	147,635	636,871	577,850
Operating income	57,405	39,592	275,989	258,040
Interest expense, net	18,075	18,987	74,507	79,470
Other expenses	—	—	24,420	—
Income before income taxes	39,330	20,605	177,062	178,570
Income taxes	10,251	6,047	42,006	40,169
Net income	$29,079	$14,558	$135,056	$138,401

Basic earnings per common share	$0.90	$0.45	$4.16	$4.25
Diluted earnings per common share	$0.83	$0.42	$3.90	$4.11

Weighted average shares outstanding - Basic	32,387	32,597	32,488	32,568
Weighted average shares outstanding - Diluted	35,206	34,447	34,637	33,699

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	As of December 31,
($ in thousands)	2025	2024
ASSETS
Current Assets:
Cash and cash equivalents	$26,432	$33,561
Trade and other receivables, net	185,405	178,206
Inventories	595,265	551,617
Prepaid expenses and other	66,020	59,233
Total current assets	873,122	822,617
Property, plant and equipment, net	408,502	384,903
Operating lease right-of-use assets	199,087	200,697
Goodwill and intangible assets, net	1,582,662	1,600,125
Other non-current assets	12,801	12,612
Total assets	$3,076,174	$3,020,954
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$6,250	$6,250
Current operating lease liabilities	54,956	53,697
Accounts payable	192,448	187,915
Accrued liabilities	94,412	105,753
Other current liabilities	424	—
Total current liabilities	348,490	353,615
Long-term debt, less current maturities, net	1,282,821	1,311,684
Long-term operating lease liabilities	148,889	151,026
Deferred tax liabilities, net	96,875	61,346
Other long-term liabilities	14,802	14,917
Total liabilities	1,891,877	1,892,588

Total shareholders' equity	1,184,297	1,128,366

Total liabilities and shareholders' equity	$3,076,174	$3,020,954

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended December 31,
($ in thousands)	2025	2024
Cash flows from operating activities
Net income	$135,056	$138,401
Depreciation and amortization	170,212	166,545
Amortization of deferred debt financing costs	3,268	3,270
Loss on extinguishment of debt	—	2,549
Stock-based compensation expense	19,066	16,775
Deferred income taxes	35,529	(6,481)
Other adjustments to reconcile net income to net cash provided by operating activities	(829)	139
Change in operating assets and liabilities, net of acquisitions of businesses	(32,888)	5,643
Net cash provided by operating activities	329,414	326,841
Cash flows from investing activities
Purchases of property, plant and equipment	(82,921)	(75,682)
Business acquisitions and other investing activities	(123,565)	(437,167)
Net cash used in investing activities	(206,486)	(512,849)
Net cash flows (used in) provided by financing activities	(130,057)	208,160
Net (decrease) increase in cash and cash equivalents	(7,129)	22,152
Cash and cash equivalents at beginning of year	33,561	11,409
Cash and cash equivalents at end of year	$26,432	$33,561

PATRICK INDUSTRIES, INC.
Earnings Per Common Share (Unaudited)

The table below illustrates the calculation for earnings per common share:

	Fourth Quarter Ended		Year Ended
(in thousands, except per share data)	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Numerator:
Net income attributable to common shares	$29,079	$14,558	$135,056	$138,401
Denominator:
Weighted average common shares outstanding - basic	32,387	32,597	32,488	32,568
Weighted average impact of potentially dilutive convertible notes	1,500	1,039	1,243	644
Weighted average impact of potentially dilutive warrants	924	368	612	137
Weighted average impact of potentially dilutive securities	395	443	294	350
Weighted average common shares outstanding - diluted	35,206	34,447	34,637	33,699
Earnings per common share:
Basic earnings per common share	$0.90	$0.45	$4.16	$4.25
Diluted earnings per common share	$0.83	$0.42	$3.90	$4.11

PATRICK INDUSTRIES, INC.
Non-GAAP Reconciliation (Unaudited)

Use of Non-GAAP Financial Metrics
In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides financial metrics, such as net leverage ratio, content per unit, free cash flow, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted net income, adjusted diluted earnings per share ("adjusted diluted EPS"), adjusted operating margin, adjusted EBITDA margin and available liquidity, which we believe are important measures of the Company's business performance. These metrics should not be considered alternatives to U.S. GAAP. Our computations of net leverage ratio, content per unit, free cash flow, EBITDA, adjusted EBITDA, adjusted net income, adjusted diluted EPS, adjusted operating margin, adjusted EBITDA margin and available liquidity may differ from similarly titled measures used by others. Content per unit metrics are generally calculated using our market sales divided by Company estimates based on third-party measures of industry volume. We calculate EBITDA by adding back depreciation and amortization, net interest expense, and income taxes to net income. We calculate adjusted EBITDA by taking EBITDA and adding back stock-based compensation, loss on extinguishment of debt, legal settlement, loss on sale of property, plant and equipment, acquisition related transaction costs, acquisition related fair-value inventory step-up adjustments and subtracting out the gain on sale of property, plant and equipment. Adjusted net income is calculated by removing the impact of acquisition related transaction costs, net of tax, legal settlement, net of tax, loss on extinguishment of debt, net of tax and acquisition related fair-value inventory step-up adjustments, net of tax. Adjusted diluted EPS is calculated as adjusted net income divided by our weighted average shares outstanding. Adjusted operating margin is calculated by removing the impact of acquisition related transaction costs, acquisition related fair-value inventory step-up adjustments and loss on extinguishment of debt. We calculate free cash flow by subtracting cash paid for purchases of property, plant and equipment from net cash provided by operating activities. RV wholesale unit shipments are provided by the RV Industry Association. Marine wholesale unit shipments are Company estimates based on data provided by the National Marine Manufacturers Association. MH wholesale unit shipments are Company estimates based on data provided by the Manufactured Housing Institute. Housing starts are Company estimates based on data provided by the U.S. Census Bureau. You should not consider these metrics in isolation or as substitutes for an analysis of our results as reported under U.S. GAAP.

The following table reconciles net income to EBITDA and adjusted EBITDA:

		Fourth Quarter Ended
($ in thousands)		December 31, 2025	% of Net Sales	December 31, 2024	% of Net Sales
Net income		$29,079	3.1%	$14,558	1.7%
+	Depreciation & amortization	42,990	4.7%	42,543	5.0%
+	Interest expense, net	18,075	2.0%	18,987	2.3%
+	Income taxes	10,251	1.1%	6,047	0.7%
EBITDA		100,395	10.9%	82,135	9.7%
+	Stock-based compensation	3,899	0.4%	2,408	0.3%
+	Acquisition related fair-value inventory step-up	571	0.1%	2,166	0.3%
+	Loss on extinguishment of debt	—	—%	2,549	0.3%
+	Loss on sale of property, plant and equipment	78	—%	165	—%
Adjusted EBITDA		$104,943	11.4%	$89,423	10.6%

		Year Ended
($ in thousands)		December 31, 2025	% of Net Sales	December 31, 2024	% of Net Sales
Net income		$135,056	3.4%	$138,401	3.7%
+	Depreciation & amortization	170,212	4.3%	166,545	4.5%
+	Interest expense, net	74,507	1.9%	79,470	2.1%
+	Income taxes	42,006	1.1%	40,169	1.1%
EBITDA		421,781	10.7%	424,585	11.4%
+	Stock-based compensation	19,066	0.4%	16,775	0.5%
+	Acquisition related fair-value inventory step-up	571	—%	2,988	0.1%
+	Acquisition related transaction costs	64	—%	4,998	0.1%
+	Legal settlement (1)	24,420	0.6%	—	—%
+	Loss on extinguishment of debt	—	—%	2,549	0.1%
+	Loss (gain) on sale of property, plant and equipment	2,143	0.1%	(237)	—%
Adjusted EBITDA		$468,045	11.8%	$451,658	12.2%
(1)Reflects a legal settlement which was included as "Other expenses" for the year ended December 31, 2025.
The following table reconciles full year cash flow from operations to free cash flow:

	Year Ended
($ in thousands)	December 31, 2025	December 31, 2024
Cash flows from operating activities	$329,414	$326,841
Less: purchases of property, plant and equipment	(82,921)	(75,682)
Free cash flow	$246,493	$251,159

The following table reconciles operating margin to adjusted operating margin:

	Fourth Quarter Ended		Year Ended
	December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Operating margin	6.2%	4.7%	7.0%	6.9%
Acquisition related fair-value inventory step-up	0.1%	0.2%	—%	0.1%
Acquisition related transaction costs	—%	—%	—%	0.2%
Loss on extinguishment of debt	—%	0.3%	—%	—%
Adjusted operating margin	6.3%	5.2%	7.0%	7.2%

The following table reconciles net income to adjusted net income and diluted earnings per common share to adjusted diluted earnings per common share:

		Fourth Quarter Ended		Year Ended
($ in thousands, except per share data)		December 31, 2025	December 31, 2024	December 31, 2025	December 31, 2024
Net income		$29,079	$14,558	$135,056	$138,401
+	Acquisition related fair-value inventory step-up	571	2,166	571	2,988
+	Acquisition related transaction costs	—	—	64	4,998
+	Legal settlement (1)	—	—	24,420	—
+	Loss on extinguishment of debt	—	2,549	—	2,549
-	Tax impact of adjustments	(141)	(1,206)	(6,196)	(2,694)
Adjusted net income		$29,509	$18,067	$153,915	$146,242

Diluted earnings per common share (per above)		$0.83	$0.42	$3.90	$4.11
Acquisition related fair-value inventory step-up, net of tax		0.01	0.05	0.01	0.06
Acquisition related transaction costs, net of tax		—	—	—	0.11
Legal settlement, net of tax		—	—	0.53	—
Loss on extinguishment of debt, net of tax		—	0.05	—	0.06
Adjusted diluted earnings per common share		$0.84	$0.52	$4.44	$4.34
(1)Reflects a legal settlement which was included as "Other expenses" for the year ended December 31, 2025.